Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-65900) pertaining to the Caleres, Inc. 401(k) Savings Plan of our report dated June 14, 2016, with respect to the financial statements and supplemental schedule of the Caleres, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ UHY LLP

St. Louis, Missouri
June 14, 2016